Exhibit 99.1

Anchor Glass Container Corporation Signs 5-Year
Replacement Supply Agreement with Anheuser-Busch

TAMPA, Florida, August 2, 2004 — Anchor Glass Container Corporation (NASDAQ:AGCC) today announced it has signed a new supply agreement with Anheuser-Busch Inc. to supply Anheuser-Busch’s Jacksonville, Florida and Cartersville, Georgia breweries (“Southeast Contract”). This agreement is expected to generate revenue in excess of $1 billion over the life of the Contract. It has new terms that go into effect on January 1, 2005 and continue through December 31, 2009, and replaces the existing Southeast Contract, which extended through 2005. Under the terms of the new agreement Anchor Glass will continue to supply the majority of Anheuser-Busch’s demand in the region through 2009. The contract requirements are expected to equal the capacity of the company’s Jacksonville, Florida and Warner Robins, Georgia facilities, and to give Anchor Glass the flexibility to simplify the mix of product supplied after 2005.

Separately, the company noted that record-high global energy prices continue to affect several areas of glass production operations industry-wide, including energy surcharges on raw materials, in-bound and out-bound freight, and electricity. Despite Anchor’s best efforts, the marketplace has not allowed immediate and full energy relief through cost pass throughs.

As a result of these energy issues and market conditions, the company expects to incur approximately $6.0 million in total incremental pre-tax energy expense related to all customers in the second quarter of 2004. Including this expense, second quarter 2004 net earnings are expected to be approximately $5.0 million. Second quarter 2004 revenue growth is expected to be approximately 14-15% versus the second quarter of 2003. For the full year 2004, incremental energy penalties are estimated to total approximately $14 million, assuming current energy prices do not change and current Anchor Glass hedges remain in effect.

“Anheuser-Busch is a highly valued long-term Anchor customer and we are pleased to have concluded these negotiations well in advance of contract renewal,” said Richard Deneau, president and chief executive officer. “We initiated discussions early last winter as part of our operational planning for our Jacksonville and Warner Robins plants, which together represent over 30% of our production capacity. This new agreement continues to balance demand with our existing regional capacity, saving us about $35 million in capital expenditures by eliminating the need for expansion in Jacksonville. Further, the simplified mix possible under this contract permits us to remove cost associated with production complexity, maximizing manufacturing efficiencies and contributing to margin improvement.”

“In addition, with this supply agreement in place, as of January 1, 2005, we will have a substantial portion of our total production volume covered under timely natural gas cost reimbursement plans at terms we believe are reasonable. Despite our best efforts, in the end we were unsuccessful in negotiating an energy reimbursement for 2004 beyond the amount previously contractually committed to by Anheuser-Busch.”

Mr. Deneau concluded, “Most importantly, this new supply agreement solidifies Anchor’s significant long-standing and productive customer relationship with Anheuser Busch well into the future.”

Anchor Glass will report second quarter 2004 results on Thursday, August 5 before the market open and will conduct a conference call and webcast at 8:30AM Eastern Time. To participate in the call, dial (800) 810-0924. The call is also being webcast by Shareholder.com. Investors can listen to the webcast by accessing www.shareholder.com/anchor/medialist.cfm. A replay of the conference call will be available until August 13, 2004 at www.shareholder.com/anchor/medialist.cfm or by phone at (888) 203-1112, confirmation number 735559.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the Company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the Company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials; the Company’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the Company’s dependence on certain executive officers; and changes in environmental and other government regulations. The Company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s annual report on Form 10-K, which could cause actual results to differ from those projected. The Company disclaims any obligation to update any forward-looking statements.

About Anchor

Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has nine strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.

Contact:	Darrin Campbell Executive Vice President and Chief Financial Officer Anchor Glass Container Corporation 813/882-7825

Jody Burfening/Carolyn Capaccio Lippert/Heilshorn & Associates 212/838-3777